Exhibit 99.1

Bioxytran Releases Positive Top-line Results from Phase 2 Trial of Galectin Antagonist on COVID-19 Patients in medRxiv Pre-print

Complete elimination of viral load in 100% of patients at day 7 vs 6% in placebo (p=.001)

Complete elimination of viral load in 88% of patients at day 3 vs 0% in placebo (p=.001)

Treated population experienced no viral rebounds within the 14-day observation period

BOSTON, MASSACHUSETTS, November 16, 2022 (GLOBE NEWSWIRE) — BIOXYTRAN, INC. (OTCQB:BIXT), (the “Company”), a clinical stage biotechnology company developing oral drugs to treat COVID-19 and other viral diseases, announced positive topline safety and efficacy results of its randomized, placebo-controlled Phase 2 clinical trial in 34 patients with mild-to-moderate COVID-19. During the 7 days of treatment, an orally administered Galectin Antagonist in the form of a chewable tablet was administered 8 times per day on an hourly basis. The endpoint was a statistically significant reduction in viral load measured by the number of patients reaching a below threshold PCR value (Ct-value ≥ 29) by day 7. The trial met its endpoint with a 100% response rate by day 7 versus 6% in placebo, which was statistically significant (p-value = .001). Our analysis also revealed an 88% response rate by day 3, which was statistically significant (p-value = .001). There were no drug-related serious adverse events (SAEs) in the patient population or viral rebounds by day 14 in the patient population. The positive data from this clinical trial provided the rationale of dosing and protocol design for study in an upcoming phase 2/3 registrational trial.

The full text of the preprint is located at the following link.

https://www.medrxiv.org/content/10.1101/2022.11.09.22282151v1

Nuclear Magnetic Resonance (“NMR”) testing was used to elucidate the Mechanism of Action of the specific Galectin Antagonist. Tests concluded that ProLectin-M (“PL-M”) binds relatively strongly to galectin-3 with micromolar affinity down to 2μM. While the Galectin Antagonist does indeed bind to the S1 Spike Protein, the study showed that it could bind in 2 different orientations with galectin-3. The NMR binding data indicate that 5 molecules of galectin-3 are required to saturate one spike protein. These findings on the mechanism of action supported the decisions on dosing, duration, and ingestion. The results showed PL-M’s inhibition of galectin-3, as well as blockade of the N-Terminal Domain of the S-1 subunit and the Angiotensin Converting Enzyme-2 (ACE2) receptors.

“Our sights were set on a statistically significant reduction of viral load by day 7 because we expected that there would be real-world issues that we would be unable to account for in our theories about efficacy. We can say that these trial results exceeded our expectations by orders of magnitude, but the proof of that statement lies in our trial design which should have been hourly instead of daily so that we would have had a more detailed picture of how rapidly the viral load was dropping” said Dr. Alben Sigamani, Bioxytran Medical Advisory Board and lead Author. “Our theories on COVID were proven consistently in vitro, in vivo, and also in the clinic. One of the reasons that COVID-19 has become endemic is the abandonment of protective measures like masks, social distancing, ventilation, testing, and contract tracing which are all designed to limit infectivity. We believe there is an unmet medical need to control infectivity in a patient population without access to existing COVID-19 antivirals. The enormous loss of worker productivity during this pandemic due to sick days and the increasing infectivity of the variants, has many businesses doing a balancing act by quarantining the sick and then aggressively pushing them to return to the workplace as soon as possible.”

“Existing therapies target viral replication which battles on the inside of the cell interfering with replication, our Galectin Antagonist helps keep the fight outside the cell interfering with cellular entry. This novel Mechanism of Action in battling viruses may require little assistance from the immune system, which typically requires a lead time to mount a response. With the creation of this molecule, we contribute to the science of Glycovirology, which is the study of carbohydrates and viruses.”

“The NMR data showed PL-M binding to the S1 subunit of the spike protein” continued Dr. Sigamani. “We believe that we can apply the knowledge of this binding domain to the concept of Long COVID. The top theories in Long COVID are viral persistence and presence of protein fragments of the S1 subunit. Based on our theoretical research our carbohydrate drugs have the potential to target the whole virus or parts of the virus.”

“This is truly a groundbreaking study that demonstrates the proof of concept of a carbohydrate molecule capable to influence and block infection by a virus.” said Dr. Hana Chen-Walden, Medical Director of Bioxytran. “In the past, before the COVID19 epidemic, vaccines were used to stop the viral spread and thus eradicate the disease. This ideal was not supported by the new COVID19 vaccines, in face of the continuation of the spread of the virus with appearance of new mutant virus variants which were not controlled by the vaccine. It became evident that other tools will have to be used against the spread of disease contributing to its prophylaxis”.

“We intend to explore not only COVID-19, but also other viruses and indications. The underlying concept of Glycovirology, is that viral membranes are glycosylated and the conserved binding regions we call the galectin fold are unique to each virus. Our challenge will be to identify the structure on each virus and then the specific complex carbohydrate chemical structures that will bind to the galectin fold to achieve complete binding and inhibition of viral entry. Recent journal articles have demonstrated the utility of using high power resolution of NMR mathematical calculations to quickly assess the binding affinity theoretically. It is for these reasons we believe we have a major platform technology that could concern other serious viral diseases.”

About Bioxytran, Inc.

Bioxytran, Inc. is a clinical stage biotechnology company developing novel therapies targeting the treatment of significant unmet medical needs in virology, degenerative disease, and hypoxia. The leading drug candidate, ProLectin-M, is a new class of antiviral drug designed to antagonize galectins implicated in inflammatory, fibrotic, and malignant diseases. Bioxytran’s other development programs are for pulmonary fibrosis and stroke treatment. More information can be found at www.bioxytraninc.com

Investor Relations

Michael Sheikh

509-991-0245

mike.sheikh@bioxytraninc.com

Forward-Looking Statements

This press release includes forward-looking statements as defined under federal law, including those related to the performance of technology described in this press release. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause Bioxytran’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the forward-looking statements and risk factors in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and those risk factors set forth from time-to-time in other filings with the Securities and Exchange Commission. Bioxytran undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.